Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-1 of Quoin Pharmaceuticals Ltd. of our report dated April 13, 2022 (except for Notes 2 and 17 as to which the date is August 2, 2022), which includes an emphasis of a matter regarding the Company’s ability to continue as a going concern, relating to the consolidated financial statements of Quoin Pharmaceuticals Ltd. as of December 31, 2021 and 2020 and for the years then ended, which appears in the Pre-effective Amendment No. 1 to the Registration Statement on Form F-1 (File No. 333-266476).

/s/ Friedman LLP

East Hanover, New Jersey

August 5, 2022